Exhibit 4.5

RESTATED

CERTIFICATE OF TRUST

OF

GMAC CAPITAL TRUST I

THIS Restated Certificate of Trust of GMAC Capital Trust I (the “Trust”) is being duly filed by the undersigned, as trustee, to amend and restate the currently effective Certificate of Trust of the Trust (the “Certificate of Trust”) under the Delaware Statutory Trust Act (12 Del. Code, § 3801 et seq.) (the “Act”). The original certificate of trust of the Trust was filed with the Secretary of State of the State of Delaware on December 22, 2009 (the “Original Certificate of Trust”).

The Original Certificate of Trust shall be amended and restated in its entirety to read as follows:

1. Name. The name of the statutory trust is GMAC Capital Trust I.

2. Delaware Trustee. The name and business address of the trustee of the Trust which has its principal place of business in the State of Delaware are as follows BNY Mellon Trust of Delaware, 100 White Clay Center, Suite 102, Newark, DE 19711.

3. Series. Pursuant to Section 3806(b)(2) of the Act, the Trust may issue one or more series of beneficial interests having the rights and preferences set forth in the governing instrument of the Trust, as the same may be amended from time to time (each a “Series”).

4. Notice of Limitation of Liabilities of each Series. Pursuant to Section 3804(a) of the Act, there shall be a limitation on liabilities of each Series such that (a) the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular Series shall be enforceable against the assets of such Series only, and not against the assets of the Trust generally or the assets of any other Series thereof and (b) none of the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to the Trust generally or any other Series thereof shall be enforceable against the assets of such Series.

5. Effective Date. This Restated Certificate of Trust shall be effective upon filing.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned has duly executed this Restated Certificate of Trust in accordance with Section 3811(a)(2) of the Act.

BNY MELLON TRUST OF DELAWARE, not in its individual capacity but solely as Delaware Trustee

By:	/s/ Kristine K. Gullo

Name:	Kristine K. Gullo

Title:	Vice President

2